Exhibit 99.1

FMC Corporation Announces First Quarter

Earnings per Share of $0.05

PHILADELPHIA, April 30, 2003—FMC Corporation (NYSE: FMC) today reported first quarter 2003 net income of $0.05 per share on a diluted basis versus $0.28 per share on the same basis in the first quarter of 2002 and approximately in-line with prior guidance.

First quarter revenue of $434.0 million was flat as compared with $434.2 million in the prior-year period. Net income of $1.9 million decreased from $9.0 million in the year-earlier period. Prior-year first quarter net income included restructuring and other charges of $4.2 million after-tax resulting from severance and plant idling costs within Agricultural Products and severance costs within Industrial Chemicals.

According to William G. Walter, FMC chairman, president and chief executive officer: “As expected, the first quarter, which is typically our weakest, proved to be especially tough this year. Year-over-year earnings performance suffered from higher interest expense, higher energy costs and the continued difficult market environment in our Industrial Chemicals businesses, particularly phosphorus chemicals. These difficulties masked an outstanding performance in our Specialty Chemicals segment. Additionally, we benefited during the quarter from our strong focus on those things we can control including costs, productivity improvements, working capital management and capital spending discipline.”

Revenue in Agricultural Products of $128.5 million was down 2 percent from the prior-year quarter. Segment earnings of $5.3 million before interest and taxes (“Earnings”) were down 16 percent from the first quarter of 2002. In North America, lower herbicide sales resulting from timing within the distribution channel were partially offset by strong early-season sales into the home and professional pesticide markets. In Europe and the Middle East, lower insecticide sales resulted from sales shifts within the distribution channel closer to the growing season. In Latin America, higher sales were driven by strong herbicide demand in tobacco and sugarcane and higher insecticide demand in bananas. Earnings declined due to lower overall sales and unfavorable manufacturing costs.

Revenue in Specialty Chemicals of $126.9 million was up 10 percent from the prior-year quarter. Earnings of $24.4 million were up 34 percent from the first quarter of 2002. In the BioPolymer business, higher microcrystalline cellulose sales into the pharmaceutical market and favorable foreign currency translation were partially offset by lower sales into the food ingredients market due to timing. In the lithium business, stronger butyllithium sales into the pharmaceutical synthesis market and increased cathode material and metal sales into the battery market were slightly offset by weaker specialty organic sales due to the timing of several pharmaceutical campaigns. Segment earnings increased due to higher sales and improved productivity.

Revenue in Industrial Chemicals of $179.8 million was down 5 percent from the prior-year quarter. Earnings of $9.8 million were down 58 percent compared with the first quarter of 2002. In the alkali business, a decline in caustic soda volumes and prices and the year-earlier exit of the cyanide business were the primary drivers of lower sales. In the peroxygens business, sales were down slightly due to lower hydrogen peroxide volume into the pulp market. At Foret, lower phosphate sales into the export detergent market were more than offset by favorable foreign currency translation. Lower segment earnings were the result of sharply lower affiliate earnings from Astaris, lower sales, and higher energy costs across the segment, all of which were only partially offset by lower overhead costs resulting from the 2002 restructuring initiatives. Lower affiliate earnings from Astaris were primarily the result of the absence of a power resale contract as well as decreased selling prices due to ongoing competitive rivalry.

Corporate expense of $7.3 million was down from $10.0 million in the first quarter of 2002 due primarily to the absence of transition costs associated with the spin-off of FMC Technologies, Inc. Interest expense, net (including Affiliate interest expense) was $26.9 million, up significantly from interest expense of $17.1 million in the prior-year period due to higher interest rates following the October 2002 refinancing. Other expense of $2.9 million improved slightly from the first quarter of 2002. On March 31, 2003, gross consolidated debt was $1,317.6 million and debt, net of cash, was $998.3 million. For the quarter, depreciation and amortization was $30.5 million, and capital expenditures were $17.1 million.

Outlook

The company reiterated that it expects lower Industrial Chemicals earnings, due principally to lower prices in its phosphorus businesses, to offset earnings growth in both Specialty Chemicals and Agricultural Products during 2003. Furthermore, the company indicated that it continues to foresee no material change in net debt at year-end 2003 versus year-end 2002 since, as previously stated, free cash flow generation available for debt reduction will be absorbed by Pocatello shutdown and remediation spending, Astaris financing obligations and an earn-out payment on a 1999 soda ash acquisition.

Walter added: “We see no change to our earlier full-year guidance of $1.75 to $2.00 per share for 2003. The second quarter should be slightly lower than prior-year in the range of $0.55 to $0.60 per share due primarily to higher interest expense. The extent to which we ultimately report at the higher or lower end of that range will depend largely upon the strength and timing of demand in Agricultural Products.”

Additional details on the Company’s outlook and guidance can be found in the Outlook Statement available on the web at http://ir.fmc.com on the Conference Call page.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC will conduct its first quarter conference call at 11:00 a.m. Eastern Daylight Time (EDT) on May 1st, 2003. This event will be available live and as a replay on the web at http://ir.fmc.com.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenue	$434.0	$434.2
Cost of sales or services	325.2	326.9
Selling, general and administrative expenses	56.8	57.9
Research and development expenses	20.1	20.6
Restructuring and other charges	—	7.0

Total costs and expenses	402.1	412.4

Income from operations	31.9	21.8
Equity in loss (earnings) of affiliates	3.5	(4.1)
Minority interests	0.7	0.5
Interest expense, net	25.3	15.4

Income from continuing operations before income taxes	2.4	10.0
Provision for income taxes	0.5	1.0

Net income	$1.9	$9.0

Basic earnings per common share	$0.05	$0.29

Average number of shares used in basic earnings per share computations	35.2	31.5

Diluted earnings per common share	$0.05	$0.28

Average number of shares used in diluted earnings per share computations	35.7	32.4

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenue	$434.0	$434.2
Cost of sales or services	325.2	326.9
Selling, general and administrative expenses	56.8	57.9
Research and development expenses	20.1	20.6

Total costs and expenses	402.1	405.4
Income from operations	31.9	28.8
Equity in loss (earnings) of affiliates	3.5	(4.1)
Minority interests	0.7	0.5
Interest expense, net	25.3	15.4

Income from continuing operations before income taxes, excluding restructuring and other charges	2.4	17.0
Provision for income taxes	0.5	3.8

After-tax income, excluding restructuring and other charges	$1.9	$13.2

Basic after-tax income per share, excluding restructuring and other charges	$0.05	$0.42

Average number of shares used in basic earnings per share computations	35.2	31.5

Diluted after-tax income per share, excluding restructuring and other charges	$0.05	$0.41

Average number of shares used in diluted earnings per share computations	35.7	32.4

*	The Company believes that the Non-GAAP financial measure “After-tax income, excluding restructuring and other charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other charges from operating results allows management and investors to more easily compare the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Net income (GAAP)	$1.9	$9.0
Restructuring and other charges	—	7.0
Tax effect of restructuring and other charges	—	(2.8)

After-tax income, excluding restructuring and other charges (Non-GAAP)	$1.9	$13.2

Diluted after-tax income per share (GAAP)	$0.05	$0.28
Diluted restructuring and other charges per share	—	0.22
Diluted tax effect of restructuring and other charges per share	—	(0.09)

Diluted after-tax income per share, excluding restructuring and other charges (Non-GAAP)	$0.05	$0.41

Average number of shares used in diluted earnings per share computations	35.7	32.4

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended March 31,
	2003	2002
Revenue
Agricultural Products	$128.5	$131.1
Specialty Chemicals	126.9	115.8
Industrial Chemicals	179.8	189.8
Eliminations	(1.2)	(2.5)

	$434.0	$434.2

Income from continuing operations before income taxes
Agricultural Products	$5.3	$6.3
Specialty Chemicals	24.4	18.2
Industrial Chemicals	9.8	23.1

Segment operating profit	39.5	47.6
Corporate	(7.3)	(10.0)
Other expense, net	(2.9)	(3.5)

Operating profit from continuing operations before restructuring and other charges and interest expense, net and affiliate interest expense	29.3	34.1
Restructuring and other charges (a)	—	(7.0)
Interest expense, net	(25.3)	(15.4)
Affiliate interest expense (b)	(1.6)	(1.7)

Income from continuing operations before income taxes	$2.4	$10.0

(a)	Restructuring and other charges for the three months ended March 31, 2002 related to Industrial Chemicals ($3.4 million), Agricultural Products ($2.4 million) and Corporate ($1.2 million).
(b)	FMC's share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture, excluding restructuring charges, is included in Industrial Chemicals.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and preliminary, in millions)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$60.0	$89.6
Restricted cash	259.3	274.6
Trade receivables, net	504.9	462.2
Inventories	183.9	178.8
Other current assets	189.2	170.5

Total current assets	1,197.3	1,175.7
Property, plant and equipment, net	1,074.6	1,075.5
Goodwill	134.1	129.7
Deferred income taxes	298.7	297.9
Other long-term assets	210.8	193.2

Total assets	$2,915.5	$2,872.0

Short-term debt	$131.0	$64.3
Current portion of long-term debt	151.5	166.8
Accounts payable, trade and other	231.6	286.5
Guarantees of vendor financing	38.3	18.2
Other current liabilities	339.0	338.8

Total current liabilities	891.4	874.6
Long-term debt	1,035.1	1,035.9
Long-term liabilities	548.6	555.5
Stockholders’ equity	440.4	406.0

Total liabilities and stockholders’ equity	$2,915.5	$2,872.0

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited and preliminary, in millions)

	Three months ended March 31
	2003	2002
Cash required by operating activities	$(97.3)	$(199.4)
Cash required by discontinued operations	(5.5)	(12.5)
Cash provided (required) by investing activities:
Capital spending	(17.1)	(19.8)
Other investing activities	1.5	9.0

Cash required by investing activities	$(15.6)	$(10.8)

Cash provided (required) by financing activities:
Net change in short-term debt	$66.7	$148.9
Repayment of long-term debt, net of increased borrowings	(16.5)	(9.9)
Accounts receivable sold	—	66.0
Other financing activities	36.9	8.6

Cash provided by financing activities	$87.1	$213.6

Effect of exchange rate changes on cash	1.7	(0.1)

Decrease in cash and cash equivalents	(29.6)	(9.2)
Cash and cash equivalents, beginning of year	89.6	23.4

Cash and cash equivalents, end of period	$60.0	$14.2

Attachment 6 of 6